Exhibit 107

Calculation of Filing Fee Tables

FORM F-4

REGISTRATION STATEMENT

(Form Type)

ABOVE FOOD INGREDIENTS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Newly Registered Securities
	Equity	New Above Food Common Shares (4)	Rule 457(c) and 457(f)(1)	36,080,058	$10.75	(7)	$378,860,623.50	0.0001476	$57,248.23
	Equity	New Above Food Common Shares issuable upon exercise of New Above Food Warrants (5)	Rule 457(c) and 457(f)(1)	13,233,220	$11.53	(8)	$152,579,026.60	0.0001476	$22,520.66
	Equity	New Above Food Warrants (6)	Rule 457(i)	13,233,220	(9)		(9)	(9)	(9)
		Total Offering Amounts					$540,439,650.10		$79,768.89
		Total Fees Previously Paid							82,460.43
		Total Fee Offsets							79,768.89
		Net Fee Due							$0.00

(1)	All securities being registered will be issued by Above Food Ingredients, Inc., a corporation organized under the law of Alberta, Canada (“New Above Food”), in connection with the business combination described in the accompanying registration statement (the “Business Combination”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the registration statement to which this calculation of filing fee tables is attached as Exhibit 107.

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $147.60 per $1.0 million of the proposed maximum aggregate offering price.

(4)	Represents the estimated maximum New Above Food Common Shares in the authorized share capital of the registrant to be issued, or issuable, by New Above Food, pursuant to the terms of the Business Combination Agreement, assuming no redemptions of shares of common stock, par value $0.0001 per share (“Bite common stock”) of Bite Acquisition Corp., a Delaware corporation (“Bite”), in connection with the closing of the Business Combination, and consists of (i) 2,878,178 New Above Food Common Shares to be issued to existing public stockholders of Bite, (ii) 5,790,000 New Above Food Common Shares to be issued to Bite’s initial stockholders, including Smart Dine, LLC, a Delaware limited liability company (“Bite Sponsor”), consisting of (A) 5,640,000 New Above Food Common Shares that may be issued to Bite’s initial stockholders in exchange for an equal number of shares of Bite common stock, inclusive of 1,100,000 New Above Food Common Shares that are subject to vesting or forfeiture provisions in the Business Combination Agreement, and (B) 150,000 New Above Food Common Shares to be issued to Bite Sponsor in connection with Bite Sponsor’s conversion of up to $1,500,000 in principal amount under the Sponsor Convertible Promissory Note (the “promissory note conversion”), (iii) 18,191,212 New Above Food Common Shares to be issued to existing shareholders of Above Food Corp. (“Above Food”), (iv) up to 6,114,620 New Above Food Common Shares that may be issued to existing shareholders of Above Food Corp. after the consummation of the Business Combination pursuant to the earnout provisions in the Business Combination Agreement and (v) up to 3,106,048 New Above Food Common Shares that may be issued to existing optionholders of Above Food for unvested options after the consummation of the Business Combination.

(5)	Represents the estimated maximum number of New Above Food Common Shares in the authorized share capital of the registrant issuable upon exercise of New Above Food Warrants.

(6)	Represents the number of New Above Food Warrants to be issued by the registrant pursuant to the terms of the Business Combination Agreement, and consists of (i) 10,000,000 New Above Food Warrants to be issued to existing holders of Bite’s Public Warrants, (ii) 350,000 New Above Food Warrants that may be issued to Bite’s initial stockholders, including Bite Sponsor, inclusive of 75,000 New Above Food Warrants to be issued to Bite Sponsor in connection with Bite Sponsor’s promissory note conversion, (iii) 2,375,455 New Above Food Warrants that may be issued to existing holders of warrants to purchase common shares of Above Food, (iv) 338,510 New Above Food Warrants that may be issued to existing holders of Above Food’s broker warrants to purchase commons shares of Above Food and (v) 169,255 New Above Food Warrants that may be issued to existing holders of Above Food’s out-of-the-money broker warrants to purchase commons shares of Above Food.

(7)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Bite common stock reported on the NYSE American on January 31, 2024 ($10.75per share of Bite common stock). This calculation is in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act.

(8)	Represents the sum of (x) the average of the high and low prices of Bite public warrants reported on the NYSE American on February 2, 2024 ($0.03 per Bite public warrant) and (y) an exercise price of New Above Food Warrants of $11.50. This calculation is in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act.

(9)	In accordance with Rule 457(g) promulgated under the Securities Act, the entire registration fee for the New Above Food Warrants is allocated to the New Above Food Common Shares underlying such warrants, and no separate fee is payable for the New Above Food Warrants. The maximum number of New Above Food Common Shares issuable upon exercise of the New Above Food Warrants are being simultaneously registered hereunder.